Exhibit 99.1

Coldwater Creek Announces Fiscal 2007 Third Quarter Results

Sandpoint, Idaho, November 28, 2007 – Coldwater Creek Inc. (NASDAQ: CWTR) today reported financial results for the three- and nine-month periods ended November 3, 2007.

Consolidated Results

Net loss for the three-month period ended November 3, 2007, was $6.2 million, or $0.07 per basic and diluted share. This represents a decrease of $22.1 million from net income of $15.9 million, or $0.17 per diluted share, for the three-month period ended October 28, 2006. Net sales in the fiscal 2007 third quarter increased 5.8 percent to $271.2 million from $256.4 million in the fiscal 2006 third quarter.

Net income for the nine-month period ended November 3, 2007 decreased $24.9 million, or 63.2 percent, to $14.5 million, or $0.15 per diluted share, compared with net income of $39.5 million, or $0.42 per diluted share, for the nine-month period ended October 28, 2006. Net sales in the first nine months of fiscal 2007 increased 17.1 percent to $805.9 million from $688.1 million in the same period a year ago.

Comparable store sales decreased 13.6 percent for the three-month period ended November 3, 2007, compared with a 9.9 percent increase in the prior-year period.

“While we are disappointed with our third quarter results, we are pleased that we were able to exceed our previous guidance as a result of slightly higher than anticipated net sales and the effectiveness of our cost control measures,” said Dan Griesemer, President and Chief Executive Officer for Coldwater Creek. “In addition, a tight focus on inventory management allowed the Company to end the quarter with a ten percent reduction in retail inventory on a per square footage basis.”

Gross profit for the fiscal 2007 third quarter was $107.8 million, or 39.8 percent of net sales, compared with $120.8 million, or 47.1 percent of net sales, for the fiscal 2006 third quarter. The decrease in gross profit rate was primarily due to an increase in promotional activity during the fiscal 2007 third quarter.

Selling, general and administrative expenses for the fiscal 2007 third quarter were $118.1 million, or 43.6 percent of net sales, compared with $96.4 million, or 37.6 percent of net sales, for the fiscal 2006 third quarter. The increase, as a percentage of net sales, in selling, general and administrative expenses of 6.0 percent was driven primarily by costs associated with the retail expansion accompanied by the decrease in comparable store sales.

Loss from operations for the fiscal 2007 third quarter was $10.3 million. This compares to income from operations of $24.3 million, or 9.5 percent of net sales, for the fiscal 2006 third quarter.

Income from operations for the nine-month period ended November 3, 2007 decreased $40.4 million, or 67.5 percent, to $19.5 million, or 2.4 percent of net sales, compared with $59.9 million, or 8.7 percent of net sales, for the nine-month period ended October 28, 2006.

Retail Segment

Net sales from the retail segment, which includes the company’s premium retail stores, outlet stores and eight day spa test concept locations, increased 11.2 percent to $186.3 million in the fiscal 2007 third quarter, from $167.5 million in the fiscal 2006 third quarter. Retail segment net sales represented 68.7 percent of the company’s total net sales in the fiscal 2007 third quarter, compared with 65.3 percent in the fiscal 2006 third quarter.

Net sales from the retail segment increased 24.8 percent to $548.8 million in the first nine months of fiscal 2007, from $439.9 million in the comparable period last year. Retail segment net sales represented 68.1 percent of the company’s total net sales in the first nine months of fiscal 2007, compared with 63.9 percent in the same period a year ago.

The company opened 34 premium retail stores during the fiscal 2007 third quarter for a total of 294 premium retail stores in operation at the end of the fiscal 2007 third quarter, compared with 225 premium retail stores at the end of the fiscal 2006 third quarter.

Direct Segment

Direct segment net sales decreased 4.5 percent to $84.9 million in the fiscal 2007 third quarter from $88.8 million in the fiscal 2006 third quarter. Direct segment net sales represented 31.3 percent of the company’s total net sales in the fiscal 2007 third quarter, compared with 34.7 percent in the fiscal 2006 third quarter.

Direct segment net sales increased 3.6 percent to $257.1 million in the first nine months of fiscal 2007 from $248.1 million in the comparable period last year. Direct segment net sales represented 31.9 percent of the company’s total net sales in the first nine months of fiscal 2007, compared with 36.1 percent in the same period a year ago.

Internet

Internet net sales increased 4.4 percent to $62.1 million in the fiscal 2007 third quarter from $59.5 million in the fiscal 2006 third quarter. Internet net sales represented 73.2 percent of the direct segment’s net sales in the fiscal 2007 third quarter, compared with 66.9 percent in the fiscal 2006 third quarter. Internet net sales represented 22.9 percent of the company’s total net sales in the fiscal 2007 third quarter, compared with 23.2 percent in the fiscal 2006 third quarter.

Internet net sales increased 10.8 percent to $182.7 million in the first nine months of fiscal 2007 from $164.9 million in the comparable period last year. Internet net sales represented 71.1 percent of direct segment net sales in the first nine months of fiscal 2007, compared with 66.5 percent in the same period last year. Internet net sales represented 22.7 percent of total net sales in the first nine months of fiscal 2007, compared with 24.0 percent in the comparable period last year.

Catalog

Catalog net sales decreased 22.5 percent to $22.8 million in the fiscal 2007 third quarter from $29.4 million in the fiscal 2006 third quarter. Catalog net sales represented 26.8 percent of direct segment net sales in the fiscal 2007 third quarter, compared with 33.1 percent in the fiscal 2006 third quarter. Catalog net sales represented 8.4 percent of total net sales in the fiscal 2007 third quarter, compared with 11.5 percent in the fiscal 2006 third quarter.

Catalog net sales decreased 10.6 percent to $74.4 million in the first nine months of fiscal 2007 from $83.2 million in the comparable period last year. Catalog net sales represented 28.9 percent of the direct segment’s net sales in the first nine months of fiscal 2007, compared with 33.5 percent in the same period last year. Catalog net sales represented 9.2 percent of total net sales in the first nine months of fiscal 2007, compared with 12.1 percent in the comparable period last year.

Liquidity and Inventory

At the end of the fiscal 2007 third quarter, the company had no short or long-term borrowings and a cash position of $82.0 million compared with a cash position of $108.0 million at the end of the fiscal 2006 third quarter. The decrease in cash was the result of taking advantage of early payment discounts on approximately $28.4 million of inventory purchases and approximately $7.8 million in common stock repurchases under the company’s stock repurchase program. The company’s working capital decreased to $156.6 million at the end of the fiscal 2007 third quarter from $164.3 million at the end of the fiscal 2006 third quarter.

Retail store inventory per square foot, including retail inventory in the distribution center, decreased 10.0 percent compared with the prior year period. Total inventory increased $16.2 million, or 9.1 percent, to $194.0 million at the end of the fiscal 2007 third quarter from $177.8 million at the end of the fiscal 2006 third quarter. This increase is primarily attributable to the addition of 69 premium retail stores since the end of the fiscal 2006 third quarter.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, November 28, 2007 at 4:45 p.m. (Eastern) to discuss fiscal 2007 third quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=44220. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the company’s Web site at http://www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until 8:00 p.m. (Eastern) on Thursday, December 6, 2007. The replay can be accessed by dialing (719) 457-0820 and giving the pin number “7453475”. A replay and transcript of the call will also be available in the Investor Relations section of the company’s Web site.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of premium retail stores located across the country, an Internet site at http://www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which may be affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, economic, political and competitive conditions and the possibility that because of poor customer response we may be required to sell merchandise at lower than expected margins, or at a loss; unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores; our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs; factors that could cause us to curtail or abandon our day spa concept test and to not be able to recover any amounts we have invested, including unexpected or increased costs or delays in developing the spa concept, strain on management or working capital resources and the possibility we will determine through development or testing of the concept that demand does not meet our expectations; unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs; new interpretations of or changes to current accounting rules; increasing competition from discount retailers and companies that have introduced concepts or products similar to ours; difficulties encountered in anticipating and managing customer returns; and such other factors as are discussed in our most recent Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:
COLDWATER CREEK INC.
Marie Hirsch
Director of Investor Relations
208-265-7354

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Nine Months Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Statements of Operations:
Net sales	$271,161	$256,371	$805,929	$688,054
Cost of sales	163,349	135,618	459,478	366,811

Gross profit	107,812	120,753	346,451	321,243
Selling, general and administrative expenses	118,143	96,434	326,975	261,319

Income (Loss) from operations	(10,331)	24,319	19,476	59,924
Interest, net, and other	1,440	1,770	5,989	5,222

Income (Loss) before income taxes	(8,891)	26,089	25,465	65,146
Income tax provision (benefit)	(2,696)	10,210	10,934	25,681

Net income (loss)	$(6,195)	$15,879	$14,531	$39,465

Net income (loss) per share - Basic	$(0.07)	$0.17	$0.16	$0.43

Weighted average shares outstanding - Basic	93,606	92,665	93,413	92,438

Net income (loss) per share - Diluted	$(0.07)	$0.17	$0.15	$0.42

Weighted average shares outstanding - Diluted	93,606	94,840	94,644	94,741

Supplemental Data:
	Three Months Ended		Nine Months Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Operating Statistics:
Catalogs mailed	30,983	24,049	83,445	70,665
Premium retail store count			294	225
Spa store count			8	6
Resort store count			—	1
Outlet store count			28	25
Premium retail store square footage			1,706	1,257

	Three Months Ended		Nine Months Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Channel Net Sales:
Retail	$186,311	$167,526	$548,825	$439,923
Internet	62,083	59,468	182,674	164,894
Catalog	22,767	29,377	74,430	83,237

Total	$271,161	$256,371	$805,929	$688,054

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS

	November 3, 2007	February 3, 2007	October 28, 2006
CURRENT ASSETS:
Cash and cash equivalents	$82,025	$148,680	$108,015
Receivables	32,978	22,138	40,023
Inventories	194,025	126,953	177,784
Prepaid and other	20,426	13,626	12,961
Prepaid and deferred marketing costs	22,274	9,251	16,664
Deferred income taxes	6,009	6,000	3,400

Total current assets	357,737	326,648	358,847

Property and equipment, net	313,942	247,385	230,752
Deferred income taxes	9,023	2,070	—
Restricted cash	3,552	3,552	4,440
Pension asset	—	—	4,667
Other	766	820	335

Total assets	$685,020	$580,475	$599,041

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$129,350	$85,412	$136,922
Current deferred revenue	5,410	5,385	4,904
Accrued liabilities	66,339	60,941	52,077
Income taxes payable	—	1,591	668

Total current liabilities	201,099	153,329	194,571

Deferred rents	120,230	92,175	86,798
Deferred co-branded credit card revenue	7,718	8,771	8,197
Deferred income taxes	—	—	1,434
Supplemental Employee Retirement Plan	7,992	7,046	6,038
Capital lease obligations	11,528	1,008	—
Other	1,255	690	686

Total liabilities	349,822	263,019	297,724

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 92,775,857, 93,168,138 and 92,995,211 shares issued, respectively	928	932	930
Additional paid-in capital	126,160	124,302	120,847
Accumulated other comprehensive loss	(1,868)	(3,225)	—
Retained earnings	209,978	195,447	179,540

Total stockholders' equity	335,198	317,456	301,317

Total liabilities and stockholders' equity	$685,020	$580,475	$599,041

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	November 3, 2007	October 28, 2006
OPERATING ACTIVITIES:
Net income	$14,531	$39,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,207	26,690
Stock compensation expense	4,386	2,396
Supplemental Employee Retirement Plan expense	3,171	1,056
Deferred rent amortization	(3,328)	(3,218)
Deferred income taxes	(7,830)	2,457
Excess tax benefit from exercises of stock options	(2,256)	(7,776)
Loss on asset impairments and dispositions	1,706	323
Other	15	7
Net change in current assets and liabilities:
Receivables	(10,840)	(11,209)
Inventories	(67,072)	(91,475)
Prepaid and other	(6,800)	(4,642)
Prepaid and deferred marketing costs	(13,023)	(6,226)
Accounts payable	40,280	62,371
Accrued liabilities	1,914	3,115
Income taxes payable	1,064	(2,328)
Deferred co-branded credit card revenue	(1,028)	4,561
Deferred rents	34,867	30,865
Other changes in non-current assets and liabilities	393	(223)

Net cash provided by operating activities	27,357	46,209

INVESTING ACTIVITIES:
Purchase of property and equipment	(91,081)	(80,505)

Net cash used in investing activities	(91,081)	(80,505)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and ESPP purchases	2,631	2,679
Excess tax benefit from exercises of stock options	2,256	7,776
Purchase and retirement of treasury stock	(7,818)	—

Net cash (used in) provided by financing activities	(2,931)	10,455

Net decrease in cash and cash equivalents	(66,655)	(23,841)
Cash and cash equivalents, beginning	148,680	131,856

Cash and cash equivalents, ending	$82,025	$108,015